UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2012

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Trading and Trading Markets

Item 3.03.	Material Modification to Rights of Security Holders

See discussion under Item 8.01 of this report as to the redemption of the Company’s outstanding series of Convertible, Noncumulative Preferred Stock, par value $100.00 per share, CUSIP No. 502160203, which is incorporated herein by reference.

Section 8 – Other Events

Item 8.01.	Other Events

On February 21, 2012, LSB Industries, Inc. (the “Company”) sent a Redemption Notice, a copy of which is attached hereto as Exhibit 99.1, to holders of record of its outstanding shares of Convertible, Noncumulative Preferred Stock, par value $100 per share (“Noncumulative Preferred Stock”), CUSIP No. 502160203. Pursuant to the Redemption Notice, the Company will redeem all outstanding shares of its Noncumulative Preferred Stock on March 14, 2012 (the “Redemption Date”) at $100.00 per share, or $50.00 for a fractional one-half share (the “Redemption Price”). No dividends will be paid as a result of the redemption. As of February 21, 2012, there was outstanding approximately 451 shares of the Noncumulative Preferred Stock.

On and after the date of the Redemption Notice, February 21, 2012, the shares of Noncumulative Preferred Stock are no longer deemed outstanding for the purpose of voting or determining the total number of shares attached to vote, and on and after the Redemption Date:

•	all holders of Noncumulative Preferred Stock will cease to be stockholders;

•	all rights with respect to the Noncumulative Preferred Stock terminate, except the right to receive the Redemption Price; and

•	shares of Noncumulative Preferred Stock will not be outstanding for any other purpose.

From and after the date of the Redemption Notice, holders of Noncumulative Preferred Stock are no longer entitled to convert their shares of Noncumulative Preferred Stock into the Company’s common stock.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Redemption Notice for Convertible, Noncumulative Preferred Stock, dated February 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2012

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance, Chief Financial Officer